EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Asiamart, Inc. on Form S-1of our report dated April 15, 2008 appearing in the Annual Report on Form 10-K of Asiamart, Inc. for the year ended December 31, 2007 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Cordovano and Honeck LLP
Englewood, Colorado
April 15, 2008